Exhibit d.1.h

EIGHTH AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 8th day of May, 2017 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, and amended as of October 21, 2004, July 29, 2005, July 13, 2007, March 10, 2008, June 22, 2009, January 1, 2010 and June 25, 2010 (the “Agreement”), by and between Virtus Equity Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), as follows:

1.	The names of the series party to this agreement have been changed as follows: Virtus Small-Cap Core Fund is now Virtus KAR Small-Cap Core Fund; Virtus Quality Small-Cap Fund is now Virtus KAR Small-Cap Value Fund; Virtus Balanced Fund is now Virtus Strategic Allocation Fund; Virtus Growth & Income Fund is now Virtus Rampart Enhanced Core Equity Fund; Virtus Mid-Cap Core Fund is now Virtus KAR Mid-Cap Core Fund; Virtus Quality Large-Cap Value Fund is now Virtus KAR Global Quality Dividend Fund; Virtus Strategic Growth Fund is now Virtus KAR Capital Growth Fund; Virtus Small-Cap Sustainable Growth Fund is now Virtus KAR Small-Cap Growth Fund; Virtus Mid-Cap Growth Fund is now Virtus KAR Mid-Cap Growth Fund; and Virtus Mid-Cap Value Fund is now Virtus Contrarian Value Fund.

2.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place.

3.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

4.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS EQUITY TRUST

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:	Executive Vice President

SCHEDULE A

Series	Investment Advisory Fee

Virtus KAR Small-Cap Core Fund	0.75%
Virtus KAR Small-Cap Value Fund	0.70%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion

Virtus Strategic Allocation Fund	0.55%	0.50%	0.45%
Virtus Rampart Enhanced Core Equity Fund	0.75%	0.70%	0.65%
Virtus KAR Mid-Cap Core Fund	0.80%	0.75%	0.70%
Virtus KAR Global Quality Dividend Fund	0.75%	0.70%	0.65%
Virtus KAR Capital Growth Fund	0.70%	0.65%	0.60%
Virtus Tactical Allocation Fund	0.70%	0.65%	0.60%

	1st $400 Million	$400+ Million through $1 Billion	$1+ Billion
Virtus KAR Small-Cap Growth Fund (fka Virtus Small-Cap Sustainable Growth Fund)	0.90%	0.85%	0.80%

	1st $500 Million	Over $500 Million
Virtus KAR Mid-Cap Growth Fund	0.80%	0.70%

	1st $1 Billion	$1+ Billion
Virtus Contrarian Value Fund	0.75%	0.70%